Exhibit 99.1

GAN Reports Second Quarter 2023 Financial Results

Successful deployment of GAN Sports continues now live in 9 states

Company continues evaluation of strategic alternatives

Irvine, California | August 9, 2023: GAN Limited (NASDAQ: GAN) (the “Company” or “GAN”), a leading North American B2B technology provider of real money internet gaming solutions and a leading International B2C operator of Internet sports betting, today reported its unaudited financial results for the quarter ended June 30, 2023.

Dermot Smurfit, CEO of GAN stated:

“Our second quarter saw solid execution and progression of our business plan. We continued to see strength in international markets for B2C, expanded our roll-out of GAN Sports, and made significant progress on the new GameSTACK 2.0 version of our technology platform. With GAN Sports now live in nine U.S. states and the encouraging momentum we are seeing in our international markets, we would expect our top-line performance to improve over the coming quarters and into 2024.”

“As an update on our strategic initiatives, we have received indications of interest from prospective bidders interested in acquiring all or part of our business. A special committee of our Board of Directors, comprised of non-executive directors, is evaluating those alternatives. The indications of interest are non-binding; no definitive agreements for a strategic transaction have been reached at this time. There is no assurance that a transaction will take place, and no timetable for completion of any transaction.”

Second Quarter 2023 Compared to Second Quarter 2022

●	Total revenue of $33.8 million decreased $1.2 million compared to the prior year quarter.

●	B2B segment revenue was $9.9 million versus $14.2 million. The decrease was primarily attributable to a decrease in our contractual revenue rates pursuant to the agreement regarding an exclusivity period with a B2B customer.

●	B2C segment revenue was $23.9 million versus $20.8 million. The increase was primarily related to growth in both our European and Latin American operations that was driven by a higher sports and casino hold percentage.

●	Total segment contribution was $24.3 million versus $24.5 million. The increase in B2C segment contribution related to increased revenues, which was largely offset by a decrease in B2B segment contribution relatively consistent with the decline in revenue.

●	Operating expenses were $32.8 million versus $62.3 million. The decrease was primarily attributable to a $28.9 million impairment charge in the prior year quarter.

●	Net loss was $18.4 million versus $38.3 million The net loss this quarter includes a loss on debt extinguishment of $8.8 million as a result of the Company entering into the Amended Credit Facility (as defined below) on April 13, 2023.

●	Adjusted EBITDA was $(2.0) million versus $1.3 million. The decline was primarily related to the decline in revenue in the B2B segment.

●	Cash was $43.4 million as of June 30, 2023 versus $40.8 million as of the prior quarter. The increase was due to proceeds from the Amended Credit Facility and a favorable change in working capital.

●	B2C Active Customers decreased modestly from the prior year period primarily related to limited customer acquisition in Latin America and the strategic decision to exit the Ontario market The B2C Marketing Spend Ratio was down 170 basis points from the prior year to 20.3% driven by increased revenues as a result of strong margins in our sportsbook and casino offerings.

●	B2B Gross Operator Revenue (“GOR”) totaled $436.0 million versus $283.0 million in the prior year quarter, a 54% increase. The increase was driven primarily by organic growth in Pennsylvania, Michigan, New Jersey, and Connecticut. Additionally, Ontario supplemented the growth through achievement of greater market share.

●	During the quarter, and as previously mentioned, the Company successfully amended its Credit Facility to waive all events of default, amend certain financial covenants, assign the rights to the Credit Facility from its existing lender to a third party, and increase the principal balance from $30.0 million to $42.0 million with accrued paid in-kind (“PIK”) interest of 8.0% per year (together, the “Amended Credit Facility”).

●	Subsequent to quarter end, the Company successfully launched its B2B sports betting technology and trading solution, GAN Sports with WynnBET in six states: Indiana, Tennessee, Arizona, Louisiana, Virginia, and Colorado. GAN Sports is now deployed across nine US states.

GAN Limited

Key Financial Highlights

(Unaudited, in thousands unless otherwise specified)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenues
B2B	$9,895	$14,150	$21,174	$27,220
B2C	23,863	20,817	47,713	45,241
Total revenues	$33,758	$34,967	$68,887	$72,461

Profitability Measures
B2B segment contribution (1)	$7,817	$11,211	$17,101	$20,378
B2B segment contribution margin (1)	79.0%	79.2%	80.8%	74.9%
B2C segment contribution (1)	$16,456	$13,293	$32,140	$29,920
B2C segment contribution margin (1)	69.0%	63.9%	67.4%	66.1%
Net loss	$(18,409)	$(38,349)	$(16,908)	$(42,848)
Adjusted EBITDA (7)	$(2,029)	$1,346	$(1,990)	$4,317

Key Performance Indicators
B2B Gross Operator Revenue (2) (in millions)	$436.0	$283.0	$858.8	$580.8
B2B Take Rate (3)	2.3%	5.0%	2.5%	4.7%
B2C Active Customers (in thousands) (4)	257	260	359	347
B2C Marketing Spend Ratio (5)	20%	22%	21%	20%
B2C Sports Margin (6)	8.5%	7.1%	7.7%	7.2%

Strategic Review

The Company continues to work toward a swift resolution to its strategic review process and remains pleased with both the status of negotiations and the options available to maximize shareholder value. The Company hopes to be in a position to offer a definitive update in the near term.

Conference Call Details

Due to circumstances related to the strategic review, GAN will not host a conference call to discuss its quarterly financial results for the quarter ended June 30, 2023.

About GAN Limited

GAN is a leading business-to-business supplier of internet gambling software-as-a-service solutions predominantly to the U.S. land-based casino industry and is a market-leading business-to-consumer operator of proprietary online sports betting technology internationally with market leadership positions in selected European and Latin American markets. In its B2B segment, GAN has developed a proprietary internet gambling enterprise software system, GameSTACK™, which it licenses to land-based U.S. casino operators as a turnkey technology solution for regulated real money internet gambling, encompassing internet gaming, internet sports betting and social casino gaming branded as Simulated Gaming.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements contained in this release that do not relate to matters of historical fact should be considered forward-looking statements, including, without limitation, statements regarding the Company’s strategic review, potential transactions, the Company’s anticipated trends in revenues (including new customer launches) and operating expenses, the anticipated improvement in profitability, the anticipated launch of regulated gaming in new U.S. states, the continued integration of Coolbet’s sports betting technology and international B2C operations, as well as statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “forecast,” “estimate,” “may,” “should,” “anticipate” and similar statements of a future or forward-looking nature. These forward-looking statements are based on management’s current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements including those risks detailed under “Risk Factors” in our Annual Report on Form 10-K and subsequent periodic reports. Readers are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date on which they are made. The Company undertakes no obligation to update or revise any forward-looking statements for any reason, except as required by law.

Key Performance Indicators and Non-GAAP Financial Measures

This release uses certain non-GAAP financial measures as defined in Securities and Exchange Commission rules. The Company reports financial results in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and also communicates with investors using certain non-GAAP financial measures. These non-GAAP financial measures are not in accordance with, nor are they a substitute for or superior to, the comparable U.S. GAAP financial measures. These non-GAAP financial measures are intended to supplement the presentation of the Company’s financial results that are prepared in accordance with U.S. GAAP.

(1) The Company excludes depreciation and amortization in certain segment calculations.

(2) The Company defines B2B Gross Operator Revenue as the sum of its B2B corporate customers’ gross revenue from virtual simulated gaming (SIM), gross gaming revenue from RMiG, and gross sports wins from sportsbook offerings. B2B Gross Operator Revenue, which is not comparable to financial information presented in conformity with U.S. GAAP, gives management and users of our financial statements an indication of the extent of transactions processed through the Company’s B2B corporate customers’ platforms and allows management to understand the extent of activity that the Company’s platform is processing.

(3) The Company defines B2B Take Rate as a quotient of B2B segment revenue retained by the Company over the total Gross Operator Revenue generated by our B2B corporate customers. The B2B Take Rate gives management and users of our financial statements an indication of the impact of the statutory terms and the efficiency of the commercial terms on the business.

(4) The Company defines B2C Active Customers as a user that places a wager during the period. This metric allows management to monitor the customer segmentation, growth drivers, and ultimately creates opportunities to identify and add value to the user experience. This metric allows management and users of the financial statements to measure the platform traffic and track related trends.

(5) The Company defines B2C Marketing Spend Ratio as the total B2C direct marketing expense for the period divided by the total B2C revenues. This metric allows management to measure the success of marketing costs during a given period. Additionally, this metric allows management to compare across jurisdictions and other subsets, as an additional indication of return on marketing investment.

(6) The Company defines B2C Sports Margin as the ratio of wagers minus winnings to total amount wagered, adjusted for open wagers at period end. Sports betting involves a user placing a bet on the outcome of a sporting event with the chance to win a pre-determined amount, often referred to as fixed odds. Our B2C sportsbook revenue is generated by setting odds that are intended to provide a built-in theoretical margin in each sports bet offered to our users. This metric allows management to measure sportsbook performance against its expected outcome.

(7) Management uses the non-GAAP measure of Adjusted EBITDA to measure its financial performance. Specifically, it uses Adjusted EBITDA (i) as a measure to compare its operating performance from period to period, as it removes the effect of items not directly resulting from core operations, and (ii) as a means of assessing its core business performance against others in the industry, because it eliminates some of the effects that are generated by differences in capital structure, depreciation, tax effects and unusual and infrequent events. The Company defines Adjusted EBITDA as net loss before interest expense (income), net, income tax expense (benefit), depreciation and amortization, impairments, share-based compensation expense and related expense, restructuring costs, and other items which the Board of Directors considers to be infrequent or unusual in nature. The presentation of Adjusted EBITDA is not intended to be used in isolation or as a substitute for any measure prepared in accordance with U.S. GAAP and Adjusted EBITDA may exclude financial information that some investors may consider important in evaluating the Company’s performance. Because Adjusted EBITDA is not a U.S. GAAP measure, the way the Company defines Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in the industry.

Investor Contacts:

GAN Robert Shore Vice President, Investor Relations & Capital Markets (610) 812-3519 rshore@GAN.com	Alpha IR Group Ryan Coleman or Davis Snyder (312) 445-2870 GAN@alpha-ir.com

GAN Limited

Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Revenue	$33,758	$34,967	$68,887	$72,461

Operating costs and expenses
Cost of revenue (1)	9,485	10,463	19,646	22,163
Sales and marketing	7,324	7,413	14,508	13,511
Product and technology	11,238	8,403	20,816	17,357
General and administrative (1)	10,029	10,327	20,035	19,719
Impairment	—	28,861	—	28,861
Restructuring	—	712	—	1,771
Depreciation and amortization	4,243	6,556	8,444	10,969
Total operating costs and expenses	42,319	72,735	83,449	114,351
Operating loss	(8,561)	(37,768)	(14,562)	(41,890)
Interest expense	905	1,080	2,621	1,071
Other loss (income), net	8,358	(270)	(934)	(270)
Loss before income taxes	(17,824)	(38,578)	(16,249)	(42,691)
Income tax expense (benefit)	585	(229)	659	157
Net loss	$(18,409)	$(38,349)	$(16,908)	$(42,848)

Loss per share, basic and diluted	$(0.42)	$(0.91)	$(0.39)	$(1.01)

Weighted average ordinary shares outstanding, basic and diluted	44,147,701	42,300,668	43,568,197	42,276,798

(1) Excludes depreciation and amortization expense

GAN Limited

Segment Revenue and Gross Profit (Unaudited)

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenue
B2B
Platform and content license fees	$7,243	$10,518	$15,870	$21,220
Development services and other	2,652	3,632	5,304	6,000
Total B2B revenue	9,895	14,150	21,174	27,220

B2C
Gaming	23,863	20,817	47,713	45,241
Total B2C revenue	23,863	20,817	47,713	45,241

Total revenue	$33,758	$34,967	$68,887	$72,461

Gross Profit
B2B
Revenue	$9,895	$14,150	$21,174	$27,220
Cost of revenue (1)	2,078	2,939	4,073	6,842
B2B segment contribution	7,817	11,211	17,101	20,378
B2B segment contribution margin	79.0%	79.2%	80.8%	74.9%

B2C
Revenue	23,863	20,817	47,713	45,241
Cost of revenue (1)	7,407	7,524	15,573	15,321
B2C segment contribution	16,456	13,293	32,140	29,920
B2C segment contribution margin	69.0%	63.9%	67.4%	66.1%

Total segment contribution	$24,273	$24,504	$49,241	$50,298
Total segment contribution margin	71.9%	70.1%	71.5%	69.4%

(1) Excludes depreciation and amortization expense

GAN Limited

Revenue by Geography (Unaudited)

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenue by geography *
United States	$7,296	$11,720	$15,812	$23,211
Europe	12,107	10,205	24,784	22,769
Latin America	12,388	11,193	23,658	23,418
Rest of the world	1,967	1,849	4,633	3,063
Total	$33,758	$34,967	$68,887	$72,461

* Revenue is segmented based on the location of the Company’s customer.

GAN Limited

Adjusted EBITDA (Unaudited)

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022

Net loss	$(18,409)	$(38,349)	$(16,908)	$(42,848)
Income tax expense (benefit)	585	(229)	659	157
Interest expense	905	1,080	2,621	1,071
Gain on amendment of Content Licensing Agreement	(427)	—	(9,719)	—
Loss on debt extinguishment	8,784	—	8,784	—
Revaluation of contingent liability	221	—	221	—
Depreciation and amortization	4,243	6,556	8,444	10,969
Share-based compensation and related expense	2,069	2,715	3,908	4,336
Impairment	—	28,861	—	28,861
Restructuring	—	712	—	1,771
Adjusted EBITDA	$(2,029)	$1,346	$(1,990)	$4,317

GAN Limited

Historical Normalized Revenue (Unaudited)

(in thousands)

	Three Months Ended,
	June 30, 2023	March 31, 2023	December 31, 2022	September 30, 2022

Revenue
Revenue	$33,758	$35,129	$36,947	$32,120
Normalized adjustments (1)	(2,331)	(529)	619	493
Normalized Revenue	$31,427	$34,600	$37,566	$32,613

Sports Margin
Actual sports margin	8.5%	7.1%	6.5%	6.6%
Normalized sports margin	7.0%	7.0%	7.0%	7.0%

(1) The adjustments are based on the effects of a normalized sports margin of 7.0% for quarters in 2023. Normalized revenue to gross gaming revenue ratios are based upon a rolling four-quarter average for each quarter within the B2C segment. Sports margin is the ratio of GGR to total amount wagered, which allows management to measure sportsbook performance against the expected outcome.